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                  [Pratt-Thomas, Gumb & Co., P.A. Letterhead]



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements of Vivra Incorporated on Post-Effective Amendment No. 2 to Form S-4 (File No. 33-85736) dated April 25, 1996, Form S-8 (File No. 33-60513) dated June 23,
1995, Form S-8 (File No. 33-98246) dated August 17, 1994, and Amendment No. 1 to Form S-3 (File No. 33-80030) dated June 20, 1994, of our report dated April 17, 1996, on our audit of the financial statements of Kidney Centers of Charleston, Inc. as of and for the year ended December 31, 1995 included in the Form 8-K of Vivra Incorporated filed with the Securities and Exchange Commission.




                              Pratt-Thomas, Gumb & Co., P.A.

Charleston, SC
April 24, 1996